Exhibit 10.36
Approved by the Board of Directors 2/2/07
NCB EXECUTIVE MANAGEMENT
SHORT TERM INCENTIVE PLAN for 2007
1. GROW CORE PROFITIBILITY (55 Points)
A.	10 points for originating $2 billion of transactions during the year including booked commitments for loans, leases, placements, and deals closed by referral sources. As an adjustment, one additional point up to a maximum of 5 points for each $20 million of portfolio loan growth in excess of the budget.

B.	20 points for average NCB consolidated budgeted ROE (less NCB Capital Impact contribution) of 10%.

C.	10 points for increasing average non-interest bearing demand deposits in the fourth quarter 2007 (excluding saleable real estate loan escrow accounts) from average fourth quarter 2006 level by 50%.

D.	10 Points for the average percentage of non-performing assets (non-accruing and REO) of 1.5% or less of total loans and LC’s plus an additional 5 points if the ratio is 1% or less with a reduction of 5 points if net charge offs exceed .5%.

E.	5 points for satisfactory evaluations from Loan Review, auditors, FCA, and OTS, including FIDICA compliance.
2. DEVELOP NEW PRODUCTS, MARKETS, AND BUSINESSES (10 Points)
A.	10 points for achieving one breakthrough innovation that will generate at least $5 million of revenue by its third year.
3. SUCCESFULLY IMPLEMENT MISSION BANKING STRATEGY (15 Points)
A.	10 points for “best efforts” evaluation and for originating and arranging low-income transactions of $400 million during the year, plus one point up to a maximum of 5 points for each $5 million in excess of the goal.

B.	5 points for achieving 2007 Mission Banking goals.
4. SUCCESSFULLY IMPLEMENT HUMAN RESOURCES STRATEGY (10 Points)
A.	5 points for achieving 2007 Human resources strategy milestones.

B.	5 points for meeting goals in HR Strategy for employee retention, diversity, internal promotions, and Organizational Development.
5. SUCCESSFULLY IMPLEMENT INFORMATION MANAGEMENT STRATEGY (10 Points)
A.	10 points for completion of the McCracken upgrade, core systems conversion, and commercial real estate underwriting system.

Executive Management Short Term Incentive Plan for 2007

AWARD LEVELS

	Incentive Award as a Percentage
	of Year End 2007 Base Salary
Points		Executive Council	CEO
55 - 64.9	Up to	15%	20%
65 - 79.9	Up to	25%	30%
80 - 89.9	Up to	30%	40%
90 and over	Up to	35%	45%
In addition, an “Add-on” award may be earned by exceeding the pretax net income budget goal. The maximum additional award is 5% of salary for the CEO and 7.5% of salary for the Executive Council. For each 1% that pretax net income exceeds budget, 1% of salary is added to the award earned for achievement of the other goals, up to a maximum total award of 50% of salary for the CEO and 42.5% of salary for the Executive Council.
The CEO determines incentive awards for each Executive Council participant based upon the results of this plan and the achievement of individual performance objectives. The Compensation Committee determines the award for the CEO.
PARTICIPANTS
Snyder, Brookner, Connealy, Donovan, Fannon, Hackman, Harris, Hiltz, Kho, Luzik, Reed, Schofield, and Simonette